EXHIBIT 99.4

PRO FORMA CONDENSED FINANCIAL STATEMENTS

The following pro forma financial statements have been derived from the financial statements of Biosource America, Inc. (“Biosource America) at January 31, 2006 and adjusts such information to give effect to its asset purchase agreement of BIOsource Fuels, LLC as if the acquisition had occurred as of the end of the most recent interim period, January 31, 2006. The pro forma financial statements are presented for information purposes only and do not purport to be indicative of the financial condition that would have resulted if the acquisition had been consummated. The pro forma financial statements should be read in conjunction with the notes thereto and each Company’s consolidated financial statements and related notes thereto contained herein.

Biosource America, Inc.

Pro-Forma Balance Sheet

January 31, 2006

	BIOsource Fuels, LLC January 31, 2006	Biosource America, Inc. January 31, 2006		Pro Forma Adjustments	Pro-Forma Biosource America, Inc. January 31, 2006
ASSETS
Current assets
Cash	$1,408,754	$296,020	(2)	$(408,754)	$1,296,020
Prepaid expenses	10,569	50,000	(2)	(10,569)	50,000
Total current assets	1,419,323	346,020		(419,323)	1,346,020
Property and equipment, net	344,512		(1)	680,488	1,025,000
Intangible assets	33,260		(1)	5,319,512	5,352,772
Total Assets	$1,797,095	$346,020		$5,580,677	$7,723,792

LIABILITIES AND OWNERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable & accrued expenses	$190,694	$11,498	(2)	$(190,694)	$11,498
Due related parties	155,160	20,124	(2)	(155,160)	20,124
Deferred revenues	1,243,181				1,243,181
Total current liabilities	1,589,035	31,622		(345,854)	1,274,803
Long term debt
Notes payable to related parties	687,000		(2)	(687,000)
Convertible debt			(1)	6,000,000	6,000,000
Total Liabilities	2,276,035	31,622		4,967,146	7,274,803

Owners equity (deficit)
Common Stock		350,000			350,000
Additional paid-in capital			(2)	134,591	134,591
Development stage deficit		(35,602)			(35,602)
Members’ contributions	591,682	0	(2)	(591,682)	0
Accumulated deficit	(1,070,622)	0	(2)	1,070,622	0
Total Owners’ Equity (Deficit)	(478,940)	314,398		613,531	448,989
Total Liabilities & Owners’ Equity (Deficit)	$1,797,095	$346,020		$5,580,677	$7,723,792

(1) To record asset purchase agreement between BIOsource Fuels, LLC (seller) and Biosource America, Inc. (Buyer)

(2) To remove assets and liabilities of BIOsource Fuels not acquired in asset purchase agreement

Biosource America, Inc.

Pro-Forma Statement of Operations

For the Three Month Period Ended January 31, 2006 for BIOsource Fuels, LLC and

For the Period from Inception (December 1, 2005) to January 31, 2006 for Biosource America, Inc.

	BIOsource Fuels, LLC Three Months Ended January 31, 2006	Biosource America, Inc. Inception (December 1, 2005) to January 31, 2005		Pro Forma Adjustments	Pro-Forma Biosource America, Inc. Inception (December 1, 2005) to January 31, 2005

Revenues	$799,819				$799,819
Cost of revenue	751,575				751,575

Gross margin	48,244				48,244

Expenses
Selling, general andadministrative	100,746	$35,602			136,348
Interest expense	18,586				18,586
Depreciation	21,402		(1)	$8,334	29,736

Total operating expenses	140,734	35,602		8,334	184,670

Net Loss	$(92,490)	$(35,602)		$(8,334)	$(136,426)

Weighted average of shares/units outstanding	4,651	60,000,000		6,000,000	60,000,000

(1) To record additional depreciation on increased value assigned to fixed assets

	BIOsource Fuels, LLC Year Ended October 31, 2005	Biosource America, Inc. Inception(December 1, 2005) to January 31, 2005	Pro Forma Adjustments	Pro-Forma Biosource America, Inc. Annual Basis

Revenues	$160,460			$160,460

Expenses
Selling, general and administrative	382,215	$35,602		417,817
Interest expense	59,088			59,088
Depreciation	77,434	(1)	$33,334	110,768

Total operating expenses	518,737	35,602	33,334	587,673

Net Loss	$(358,277)	$(35,602)	$(33,334)	$(427,213)

Loss per unit	$(77)	$(0)	$(0)	$(0)

Weighted average of shares/units outstanding	4,651	60,000,000	6,000,000	60,000,000

These pro-forma financial statements have been presented to reflect the impact of the Asset Purchase Agreement entered into between Biosource America, Inc. (the buyer, “Biosource America”) and BIOsource Fuels, LLC (the seller, “BIOsource Fuels”). In connection with the Asset Purchase Agreement Biosource America agreed to purchase all of the equipment, leases, intellectual property, patents and patent applications, software, books and records of BIOsource Fuels and the cash, prepaid expenses and contract rights and liabilities associated with BIOsource Fuels contracting operations. Specifically excluded assets include cash, accounts receivable and prepaid expenses not related to the contracting business. The purchase price for the acquired assets is $6,000,000 allocated based upon the fair market value of assets acquired as detailed below:

Description	Amount

Property & equipment including pilot plant	$1,025,000

Intangible assets including intellectual property including trade secrets, proprietary manufacturing information and know how, patents and patent applications, books and records	5,319,512

Total purchase price	$6,000,000

The pro forma adjustments included in the pro forma financial statements included herein reflect the above asset allocation and any profit and loss effect for the related periods presented which include an increase to deprecation expense for the value assigned to depreciable assets.